As filed with the U.S. Securities and Exchange Commission on January 5, 2018.
Registration No. 333-222279

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLATINUM EAGLE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1378631
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Eli Baker
President, Chief Financial Officer and Secretary
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Joel L. Rubinstein Jonathan P. Rochwarger Elliott M. Smith Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: (212) 294-6700	Michael Johns Matthew Gardner Maples and Calder P.O. Box 309 Ugland House South Church Street Grand Cayman, KY1-1104 Cayman Islands Tel: (345) 949-8066	Gregg A. Noel Jonathan Ko Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Tel: (213) 687-5000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Platinum Eagle Acquisition Corp. (alternately, the “Registrant,” “we,” “us,” “our” and other similar terms) is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (File No. 333-222279) as an exhibits only filing to file various exhibits attached hereto. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC expenses	$43,000
FINRA expenses	53,000
Accounting fees and expenses	40,000
Printing and engraving expenses	40,000
Travel and road show expenses	50,000
Legal fees and expenses	300,000
Nasdaq listing and filing fees	75,000
Director & Officers liability insurance premiums(1)	100,000
Miscellaneous	49,000
Total	$750,000

(1)
This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes an initial business combination.

Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if   (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
On July 14, 2017, Platinum Eagle Acquisition LLC, our sponsor, purchased an aggregate of 11,500,000 of our Class B ordinary shares, for an aggregate offering price of  $25,000 at an average purchase price of approximately $0.002 per share. On December 19, 2017 our sponsor surrendered 2,875,000 founder shares to the Company for no consideration, resulting in our sponsor holding 8,625,000 founder shares. On December 22, 2017, our sponsor transferred 4,226,250 founder shares to Harry E. Sloan for a purchase price of  $8,452.50 (the same per-share price initially paid by our sponsor), resulting in our sponsor holding 4,398,750 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 34,500,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering. Up to 1,125,000 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.
Jeff Sagansky, our Chief Executive Officer and Chairman, and Eli Baker, our President, Chief Financial Officer and Secretary are each members of our sponsor. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.
Our sponsor and Harry E. Sloan have severally committed, pursuant to a written agreement, to purchase from us an aggregate of 5,166,667 private placement warrants (or 5,766,667 warrants if the underwriters’ over-allotment option is exercised in full) at $1.50 per warrant (for an aggregate purchase price of  $7,750,000 (or $8,650,000 warrants if the underwriters’ over-allotment option is exercised in full)). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.   Exhibits and Financial Statement Schedules.
EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.
3.2	Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.
4.2	Specimen Ordinary Share Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Form of Opinion of Winston & Strawn LLP.
5.2	Form of Opinion of Maples and Calder, Cayman Islands Counsel to the Registrant.
10.1	Form of Letter Agreement among the Registrant, Platinum Eagle Acquisition LLC and each of the members of Platinum Eagle Acquisition LLC.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Registration Rights Agreement among the Registrant, Platinum Eagle Acquisition LLC and the Holders signatory thereto.
10.4	Form of Private Placement Warrants Purchase Agreement between the Registrant and Platinum Eagle Acquisition LLC.
10.5	Form of Indemnity Agreement.
10.6	Amended and Restated Promissory Note issued to Platinum Eagle Acquisition LLC.
10.7	Amended and Restated Securities Subscription Agreement between Platinum Eagle Acquisition LLC and Platinum Eagle Acquisition Corp.
10.8	Form of Administrative Services Agreement between the Registrant, Global Eagle Acquisition LLC and Platinum Eagle Acquisition LLC.

Exhibit No.	Description
14	Form of Code of Ethics.
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of Winston & Strawn LLP (included on Exhibit 5.1).
23.3	Consent of Maples and Calder (included on Exhibit 5.2).
24	Power of Attorney (included in the signature page of this Registration Statement).*
99.1	Form of Audit Committee Charter.
99.2	Form of Compensation Committee Charter.
99.3	Consent of James A. Graf*
99.4	Consent of Joshua Kazam*
99.5	Consent of Fredric Rosen*

*
Previously filed.

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on the fifth day of January, 2018.
PLATINUM EAGLE ACQUISITION CORP.
By:	/s/ Jeff Sagansky
Jeff Sagansky Chief Executive Officer and Chairman
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Jeff Sagansky Jeff Sagansky	Chief Executive Officer and Chairman (Principal Executive Officer)	January 5, 2018
/s/ Eli Baker Eli Baker	President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 5, 2018
AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Platinum Eagle Acquisition Corp., in the City of Los Angeles, California, on the fifth day of January, 2018.
By:	/s/ Eli Baker
Name: Eli Baker Title: President, Chief Financial Officer and Secretary